                                    EXHIBIT 1

                   ANNOUNCEMENT OF AMENDMENTS TO THE FORECAST
                OF FINANCIAL RESULTS FOR THE CURRENT FISCAL YEAR

                              (English Translation)

                                                                 October 3, 2005

To whom it may concern:
                                 WACOAL HOLDINGS CORP.
                                 Yoshikata Tsukamoto, Representative Director
                                 (Code Number:  3591)
                                 (Tokyo Stock Exchange, First Section)
                                 (Osaka Securities Exchange, First Section)
                                 Ikuo Otani, General Manager, Corporate Planning (Telephone: 075-682-1010)

     Announcement of Amendments to the Forecast of Financial Results for the
                               Current Fiscal Year

      We are revising our forecast of financial results for the fiscal year ending March 31, 2006 (April 1, 2005 - March 31, 2006), which were included in our financial statements released on May 10, 2005 as follows:

1. Revised Forecast of Consolidated Financial Results for the Fiscal Year Ending March 31, 2006 (April 1, 2005 - March 31, 2006)

(U.S. accounting basis)                                (Unit: Y millions, %)

                                   TOTAL SALES       NET INCOME BEFORE TAX        NET INCOME
                                   -----------       ---------------------        ----------
Previous Forecast ("A")              164,000                 8,500                  5,600
(announced on May 10, 2005)

Revised Forecast ("B")               164,000                 2,900                  2,500

Difference (B - A)                         -                (5,600)                (3,100)

Percent Change (%)                         -                 (65.9)                 (55.4)

Results of Previous Term (Fiscal
Year ended March 2005)               160,968                12,079                  6,790

2.      Reasons for Revisions

(1) As a result of the solicitation of employees willing to accept special voluntaRy retirement, a program that was initiated to increase our business efficiency and to gain competitiveness through reform, we expect to record additional retirement-related charges.

(2) Following a change in the business structure of the Company, we have decided to discontinue the operations of our Nagoya Building, which has served as our base of operations in Central Japan and the Tokai district. In connection with this, we expect to record a loss from the disposal of the building.

(3) We have decided to sell our Kyoto Distribution Center, the operations of which will be stopped following the relocation of our distribution base. In connection with this, we expect to record a loss from the sale of discontinued operations.

(4) Following the merger of Mitsubishi Tokyo Financial Group, Inc. and UFJ Holdings, Inc., we expect to record a gain from the exchange of our shares in UFJ Holdings for shares of the new company, Mitsubishi UFJ Financial Group.

(Note) The foregoing forecast of financial results has been prepared based on information available as of the date of this release and may be different from actual results due to various factors arising hereafter.

                                     - End -

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